Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE HOLDINGS, INC. ANNOUNCES PRICING OF ITS SECONDARY COMMON STOCK OFFERING

May 24, 2006 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE:FRZ) announced today the pricing on May 23, 2006 of the secondary offering of 4,590,258 shares of its common stock at $21.55 per share. Certain of the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 688,539 shares of common stock to cover over-allotments, if any. The total number of shares of common stock outstanding will not change as a result of this offering.

All of the shares in the secondary offering are being offered by current Reddy Ice stockholders; Reddy Ice will not receive any proceeds from this offering.

Bear, Stearns & Co. Inc. and Lehman Brothers are acting as joint book-running managers of the offering with Goldman, Sachs & Co., Wachovia Securities, Piper Jaffray and Morgan Keegan & Company, Inc. acting as co-managers for the offering. A copy of the prospectus relating to these securities may be obtained, when available, from: Bear, Stearns & Co. Inc., attention: Prospectus Department, 383 Madison Avenue, New York, New York 10179, telephone (631) 254-7129.

The registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

ABOUT REDDY ICE

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although Reddy Ice believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.